                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             TECHFORCE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                              TECHFORCE CORPORATION
                              5741 RIO VISTA DRIVE
                            CLEARWATER, FLORIDA 33760
                                 (813) 533-3600

                                                                  April 20, 1998



Dear Shareholder:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders of TechForce Corporation (the "Company"), which will be held at 11:00 a.m. Eastern Time on Wednesday, May 20, 1998, at the Company's headquarters, 5741 Rio Vista Drive, Clearwater, Florida 33760 (the "Annual Meeting").

         The principal business of the meeting will be: (i) to elect directors for the ensuing year; (ii) to ratify the appointment of Arthur Andersen LLP by the Board of Directors of the Company; and (iii) to transact such other business as may properly come before the meeting. During the meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 1998.

         Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                       Sincerely yours,



                                       John A. Koehler
                                       Chairman, President and
                                         Chief Executive Officer

                              TECHFORCE CORPORATION
                              5741 RIO VISTA DRIVE
                            CLEARWATER, FLORIDA 33760
                                 (813) 533-3600


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The 1998 Annual Meeting of Shareholders of TechForce Corporation (the "Company") will be held at 11:00 a.m. Eastern Time on Wednesday, May 20, 1998, at the Company's headquarters, 5741 Rio Vista Drive, Clearwater, Florida 33760. The meeting is called for the following purposes:

         (i)   To elect directors for the ensuing year;

         (ii) To ratify the appointment of Arthur Andersen LLP by the Board of Directors of the Company as the independent auditors of the Company for fiscal 1998; and

         (iii) To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on April 6, 1998, as the record date for the purpose of determining the shareholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.


       IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED
        TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT
                       YOUR SHARES WILL BE REPRESENTED.



                                       By order of the Board of Directors,



                                       John A. Koehler
                                       Chairman, President and
                                         Chief Executive Officer

Clearwater, Florida
April 20, 1998

                              TECHFORCE CORPORATION
                              5741 RIO VISTA DRIVE
                            CLEARWATER, FLORIDA 33760
                                 (813) 533-3600

                                 PROXY STATEMENT

         This Proxy Statement is furnished by and on behalf of the Board of Directors of TechForce Corporation (the "Company" or "TechForce") in connection with the solicitation of proxies for use at the 1998 Annual Meeting of Shareholders of the Company to be held at 11:00 a.m. Eastern Time on Wednesday, May 20, 1998, at the Corporate Headquarters of TechForce, 5741 Rio Vista Drive, Clearwater, Florida 33760, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be mailed on or about April 20, 1998, to the Company's shareholders of record on the Record Date, as defined below.


            THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND
              RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID
                               ENVELOPE PROVIDED.



                             SHARES ENTITLED TO VOTE

GENERAL

         Proxies will be voted as specified by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share (the "Common Stock"), of the Company represented thereby will be voted (i) FOR the election as directors of the nominees listed in this Proxy Statement and (ii) FOR the ratification of the appointment of Arthur Andersen LLP by the Board of Directors as the independent auditors of the Company. The submission of a signed proxy will not affect a shareholder's right to attend and to vote in person at the Annual Meeting. A shareholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

         Only holders of record of Common Stock as of the close of business on April 6, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 8,131,259 shares of Common Stock (the "Shares") outstanding. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters to be voted on at the Annual Meeting.

QUORUM REQUIRED

         According to the Company's Bylaws, the holders of a majority of the Shares entitled to vote must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions are counted in determining whether a quorum exists.

VOTE REQUIRED

         Under Georgia law, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.

         Ratification of the appointment by the Board of Directors of Arthur Andersen LLP as the independent auditors of the Company for fiscal 1998, as well as any other matter that may properly come before the Annual Meeting, requires, at a meeting at which a quorum is present, the affirmative vote of a majority of the Shares, represented in person or by proxy, voted on such matter. Abstentions are not counted in determining the number of votes cast in connection with the ratification of auditors. Broker non-votes will not be counted as votes for or against approval of such matters.

         With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its shareholders.

PRINCIPAL SHAREHOLDERS

         Information regarding the ownership of the Company's Common Stock is presented herein under "Beneficial Ownership of Common Stock."



                       PROPOSAL I - ELECTION OF DIRECTORS

NOMINEES

         The Company's Bylaws provide that the Company shall have at least one and not more than seven directors, the exact number to be fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at five. At the Annual Meeting, all five directors will be elected for a term expiring upon the 1999 annual meeting of shareholders and the election and qualification of their successors. The Board of Directors has nominated William
E. Bassett, Paul J. Ferri, John A. Koehler, Bertil D. Nordin and Richard D. Tadler for election to the Board of Directors at the Annual Meeting, each to serve until the 1999 annual meeting of shareholders and until their successors are duly elected and qualified.

         All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of directors as specified therein by the shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote

FOR the election of the nominees listed in this Proxy Statement to the Board of Directors. Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director.

         Shareholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Shareholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

         Set forth below is certain biographical information furnished to the Company by each director nominee. All of the nominees currently serve as directors of the Company.


INFORMATION REGARDING NOMINEES FOR DIRECTORS


WILLIAM E. BASSETT
Age: 56

         WILLIAM BASSETT was appointed a director of the Company in February 1997 to fill a vacancy on the Board which resulted from the resignation of Anthony M. Ramunno, Jr. From October 1977 to January 1997, Mr. Bassett held various positions with BancTec, Inc., a worldwide systems integration and services company specializing in automated applications solutions for the financial services, insurance, healthcare, government, utility, telecommunications, grocery and retail industries. In 1986, Mr. Bassett was appointed Senior Vice President, and in 1989 was appointed President, of BancTec Service Corp., the service division of BancTec, Inc. From 1992 to 1994, he also served as the Executive Vice President of BancTec, Inc.'s North American Operations. Mr. Bassett then held the position of Executive Vice President of the Office of the Chairman of BancTec, Inc. from 1994 to 1997.

PAUL J. FERRI
Age: 59

         PAUL FERRI has served as a director of TechForce since March 1994. He has served as Managing General Partner of Matrix Partners, a venture capital partnership, since 1982. Mr. Ferri also sits on the boards of directors of Applix, Inc., a software development company, BancTec, Inc., Stratus Computer, Inc., a computer systems company, and VideoServer, Inc., a provider of video conferencing systems.

JOHN A. KOEHLER
Age: 51

         JOHN KOEHLER has served as President and Chief Executive Officer and as a director of the Company since March 1994 when TechForce converted from a partnership to a corporation. From August 1993 to March 1994, Mr. Koehler was a partner of the Company when it was still a partnership. Mr. Koehler served as Vice President and General Manager of Syncordia Corporation, a wholly-owned subsidiary of British Telecommunications PLC from February 1991 to August 1993 and as Executive Vice President of AT&T Paradyne, a data communications company, from September 1982 to December 1990.

BERTIL D. NORDIN
Age: 63

         BERTIL NORDIN has served as a director of TechForce since October 1994, and served as a consultant to the Company from July 1994 to December 1997. From 1981 to 1993, Mr. Nordin served as Chief Executive Officer of Digital Communications Associates, a data communications equipment and software manufacturer, and as Chairman of its board of directors from 1984 to 1994.

RICHARD D. TADLER
Age: 41

         RICHARD TADLER has served as a director of the Company since March 1994. He has held the position of Managing Director of TA Associates, Inc., a Boston-based private venture capital firm since January 1994. He was a General Partner of TA Associates from August 1987 to December 1993.


               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
            SHAREHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE
                             NOMINEES NAMED ABOVE.


ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

         The Company's Board of Directors held six regular meetings in 1997. During 1997, the Board had an Audit Committee and a Compensation Committee, but did not have a Nominating Committee. No director attended less than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during his term as a director of the Company.

         Committees of the Board of Directors. The Compensation Committee of the Board of Directors consisted of Messrs. Nordin and Ferri, with Mr. Nordin serving as Chairman. Mr. Nordin and Mr. Ferri are both non-employee directors of the Company. The Compensation Committee establishes remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The Compensation Committee held one meeting in 1997.

         The Audit Committee of the Board of Directors consisted of Messrs. Tadler and Nordin. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee held one meeting in 1997.

         Director Compensation. Outside directors are paid a retainer of $7,500 per year plus $1,000 per meeting. The Company also has a 1995 Outside Directors Stock Option Plan (the "Outside Directors Plan") pursuant to which outside directors are automatically granted options to purchase 5,000 shares of Common Stock when they join the Board and 1,000 shares of Common Stock annually thereafter. In addition, Messrs. Ferri, Nordin and Tadler each received options to purchase 6,667 shares of Common Stock in connection with their service as directors prior to the Company's adoption of the Outside Directors Plan. Messrs. Nordin and Bassett were also parties to consulting agreements with the Company. See "Compensation Committee Interlocks and Insider Participation."


EXECUTIVE OFFICERS

         The executive officers of the Company serve at the discretion of the Board of Directors and presently include L. James Bradshaw, Mr. Koehler, Jerrel
W. Kee and James Macchiarola. Set forth below is certain biographical information furnished to the Company by Messrs. Bradshaw, Kee and Macchiarola. See "Information Regarding Nominees For Directors" for information regarding Mr. Koehler.

L. JAMES BRADSHAW
Age 39

         JAMES BRADSHAW joined TechForce in December 1994 as a result of the acquisition of TechNet, Inc. by TechForce. He has served as Vice President of Worldwide Sales and Marketing of the Company since December 1996. Mr. Bradshaw served as Vice President of TechNet until the acquisition. From 1990 to 1993, Mr. Bradshaw served as Vice President and General Manager of Forsythe McArthur Associates, Inc., a computer integration lessor. From 1984 to 1990, Mr. Bradshaw served as the Central Region Sales Manager and held other sales and sales management positions at AT&T Paradyne. From 1980 to 1984, Mr. Bradshaw served in various sales and sales management capacities at Unisys Corp.

JERREL W. KEE
Age: 43

         JERREL KEE joined the Company in July 1994 as Vice President - Finance and Chief Financial Officer and was made Senior Vice President - Finance in January 1996. He has served as Secretary and Treasurer of the Company since January 1995. From November 1990 to July 1994, Mr. Kee served in various capacities including Director of Finance, Vice President of Finance and Chief Financial Officer of Syncordia. Mr. Kee also served as Director of Finance at Telecom U.S.A. from January 1990 to November 1990.

JAMES J. MACCHIAROLA
Age 49

         JAMES MACCHIAROLA joined the Company in October 1994 as Director of Administration and has served as Vice President of Operations since January 1996. From 1984 to 1989, Mr. Macchiarola served as Vice President of Administration for AT&T Paradyne. From 1990 to 1994, Mr. Macchiarola served in various consulting capacities and in 1994 served as Director of Administration for Racal - Datacom, Inc.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and greater than 10% shareholders complied during 1997 with all applicable Section 16(a) filing requirements.


BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table included elsewhere herein, and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of April 6, 1998. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                            AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP      CLASS
------------------------                    --------------------   ----------
EXECUTIVE OFFICERS AND DIRECTORS
John A. Koehler(1)                                    769,345          9.4%
Paul J. Ferri(2)                                      157,310          1.9%
L. James Bradshaw(3)                                  130,563          1.6%
Jerrel W. Kee(4)                                       85,333          1.0%
James J. Macchiarola(5)                                40,750          *
Bertil D. Nordin(6)                                    24,212          *
Richard D. Tadler(7)                                    2,758          *
William E. Bassett(8)                                   7,562          *
All current directors and executive officers as a
group (8 persons)(9)                                1,217,833         14.9%

OTHER SHAREHOLDERS
TA Associates Group(10)                             1,821,006(11)     22.4%
Alan J. Kaufman Group(12)                             439,400          5.4%
------------
(1) The business address of Mr. Koehler is that of the Company. Mr. Koehler's figures include 26,875 shares of Common Stock subject to options exercisable by or within 60 days of April 6, 1998. Mr. Koehler's figures also include 100,000 shares of Common Stock which he gifted to his spouse on March 18, 1997. Pursuant to the Exchange Act rules, Mr. Koehler may be deemed to share voting and investment power with respect to these 100,000 shares. However, Mr. Koehler disclaims beneficial ownership of such shares.
(2) Mr. Ferri's figures include 4,645 shares of Common Stock subject to options exercisable by or within 60 days of April 6,1998.
(3) Mr. Bradshaw's figures include 74,438 shares of Common Stock subject to options exercisable by or within 60 days of April 6, 1998.
(4) Mr. Kee's figures represent shares of Common Stock subject to options exercisable by or within 60 days of April 6, 1998.
(5) Mr. Macchiarola's figures represent shares of Common Stock subject to options exercisable by or within 60 days of April 6, 1998.
(6) Mr. Nordin's figures include 4,645 shares of Common Stock subject to options exercisable by or within 60 days of April 6, 1998.
(7) Mr. Tadler holds a pecuniary interest in such shares of Common Stock through TA Venture Investors Limited Partnership.
(8) Mr. Bassett's figures include 1,562 shares of Common Stock subject to options exercisable by or within 60 days of April 6, 1998.
(9) The figures for all current directors and executive officers as a group include 294,706 of Common Stock subject to options exercisable by or within 60 days of April 6, 1998.
(10) Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P., Advent Industrial II L.P. and TA Venture Investors Limited Partnership are part of an affiliated group of investment partnerships collectively referred to as the TA Associates Group. Mr. Tadler, a director of the Company, is a Managing Director of TA Associates, Inc. which is the sole General Partner of TA Associates VII L.P., TA Associates VI L.P. and TA Associates AAP II Partners L.P. TA Associates VII L.P. is the sole General Partner of Advent VII L.P. TA Associates VI L.P. is the sole General Partner of Advent New York L.P. and Advent Industrial II L.P. TA Associates AAP II Partners L.P. is the sole General Partner of Advent Atlantic and Pacific II L.P. Mr. Tadler is a General Partner of TA Venture Investors Limited Partnership. TA Associates, Inc. exercises sole voting and investment power with respect to all of the shares held of record by the named investment partnerships with the exception of those shares held by TA Venture Investors Limited Partnership. Principals and employees of TA Associates, Inc. (including Mr. Tadler) comprise the General Partners of TA Venture Investors Limited Partnership. In such capacity, Mr. Tadler may be deemed to share voting and investment power with respect to 19,519 shares held of record by TA Venture Investors Limited Partnership. Mr. Tadler disclaims beneficial ownership of such shares, except to the extent 2,758 shares as to which he holds a pecuniary interest.
(11) Includes 1,301,241 shares of Common Stock (16.0% of class) held by Advent VII L.P., 268,630 shares of Common Stock (3.3% of class) held by Advent Atlantic and Pacific II L.P., 130,123 shares of Common Stock

         (1.6% of class) held by Advent New York L.P., 96,848 shares of Common Stock (1.2% of class) held by Advent Industrial II L.P. and 19,519 (less than one percent of class) held by TA Venture Investors Limited Partnership. These numbers were derived from American Stock Transfer & Trust Company, the Company's transfer agent. The business address of Advent VII L.P. is Advent VII L.P., c/o TA Associates, 125 High Street, Suite 2500, Boston, Massachusetts 02110. The total figure for TA Associates Group also includes 4,645 shares of Common Stock held by TA Venture Investors Limited Partnership subject to options exercisable by or within 60 days of April 6, 1998.
(12) Includes 383,900 shares of Common Stock held by Alan J. Kaufman, 7,000 shares of Common Stock held by Gloria Kaufman, 10,000 shares of Common Stock held by Kenneth Kaufman, 15,000 shares of Common Stock held by Laura Kaufman, 18,500 shares of Common Stock held by Thomas R. Kaufman and 5,000 shares of Common Stock held by Victoria S. Kaufman. The business address for Alan J. Kaufman Group is 5500 Hohman Avenue, Suite 2A, Hammond, Indiana, 46320. The numbers reported were derived from
         Schedule 13D, executed by Alan J. Kaufman, Gloria Kaufman, Kenneth Kaufman, Laura Kaufman, Thomas R. Kaufman and Victoria S. Kaufman on August 12, 1997 and filed with the Securities and Exchange Commission on August 13, 1997.


                             EXECUTIVE COMPENSATION

         Pursuant to SEC rules for proxy statement disclosure of executive compensation, the Compensation Committee of the Board of Directors of the Company has prepared the following Report on Executive Compensation. The Committee considers this report to clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Mr. John A. Koehler, during 1997.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         This report by the Compensation Committee of the Board of Directors (the "Committee") discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 1997 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table. The Committee is composed entirely of non-employee directors of the Company.

COMPENSATION PHILOSOPHY

         The Company's executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company's shareholders by basing a significant portion of an executive's compensation on the Company's performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by the Company's executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a cash bonus, and long-term incentive compensation in the form of stock options. The Company's primary goal is to provide for a modest base salary component while also providing for higher short-term and long-term incentive rewards and bonuses based on the Company's performance. These compensation elements are in addition to the general benefit programs which are offered to all of the Company's employees.

         Each year, the Committee reviews the Company's executive compensation program. In its review, the Committee studies the compensation packages for executives in comparable roles performing at comparable levels at other companies in the same or related industries, competitiveness of the Company's executive compensation program, and the Company's financial performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives.

         Each element of the Company's executive compensation program is discussed below.

BASE SALARIES

         The Committee annually reviews the base salaries of the Company's executive officers. The base salaries for the Company's executive officers for fiscal 1997 were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support the Company's executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company's historic and recent financial performance, the individual's contribution to that performance, the individual's performance on non-financial goals and other contributions of the individual to the Company's success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not strictly conditioned upon the achievement of any predetermined performance targets.

INCENTIVE COMPENSATION

         Cash bonuses established for executive officers are intended to motivate an individual to strive to achieve the Company's financial and operational performance goals or to otherwise incent an individual to aim for a high level of achievement on behalf of the Company in the coming year. The Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based in relatively equal measures upon the Committee's subjective assessment of the Company's projected revenues and other operational and individual performance factors and may adjust these targets during the year.

LONG-TERM INCENTIVE COMPENSATION

         The Company's long-term incentive compensation plan for its executive officers is based upon the Company's 1995 Stock Incentive Plan. The Company believes that placing a substantial portion of its executives' total compensation in the form of stock options achieves three objectives: (1) it aligns the interests of the Company's executives directly with those of the Company's shareholders; (2) it gives executives a significant long-term interest in the Company's success; and (3) it helps the Company retain key executives. In establishing this long-term compensation plan in the form of stock option grants, in fiscal 1997 the Board primarily considered the executives' past performance and the degree to which an incentive for long-term performance would benefit the Company. All options were granted at fair market value in fiscal 1997, and it is the Committee's policy to continue to do so unless particular circumstances warrant a below-market grant.

BENEFITS

         The Company believes that it must offer a competitive benefits program to attract and retain all of its full-time employees. Accordingly, the Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         The Chief Executive Officer's compensation is based on the same elements and measures of performance as is the compensation for the Company's other executive officers. The Committee approved a base salary for Mr. Koehler for fiscal 1997 of $190,000 (effective January 1, 1997) based on the same factors underlying the base salaries of the other executive officers. This represented an increase of $15,000 in Mr. Koehler's base salary from his previous year's base salary of $175,000 (effective January 1, 1996). In structuring the fiscal 1997 compensation of Mr. Koehler, the Committee considered essential the alignment of his compensation package with the financial performance of the Company and the Committee's philosophy of basing a larger portion of executive compensation on incentive bonuses and awards. In granting Mr. Koehler's incentive bonus, the Committee recognized that while the Company did not meet its revenue or profit goals for 1997, it did make significant progress in meeting other goals. These goals included expanding Custom PC Services to a multi-customer operation that would reduce the single customer risk of that business unit and leverage its infrastructure, to successfully exit the Federal Express repair business, and to develop and introduce new service offerings such as TechCare(sm) Network Management into the marketplace. Because of the successful management of these activities, the Committee awarded Mr. Koehler an executive bonus of $75,000. If the Company had met its profit goals, the bonus would have been increased by an additional $115,000.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

         It is the responsibility of the Committee to address the issues raised by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The revisions to this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to such companies beginning in 1994. The Committee has reviewed these issues and has determined that it is not necessary for the Company to take any action at this time with regard to these issues.

                                    Submitted by: THE COMPENSATION COMMITTEE
                                                       Bertil D. Nordin
                                                        Paul J. Ferri

         The Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof into the Company's 1997 Annual Report to Shareholders or its Annual Report on Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Company's Board of Directors currently consists of Messrs. Ferri and Nordin.

         Mr. Nordin is a party to a consulting agreement with the Company. Mr. Nordin's agreement provided for a retainer of $3,000 per month from September 1, 1994 to September 1, 1995 and was amended to provide for a retainer of $1,500 per month for a one-year term beginning on September 1, 1995. The agreement is subject to annual renewal and was renewed on September 1, 1996 for another one-year term, and extended through December 31, 1997. Effective January 1, 1998, the agreement was amended to a daily fee arrangement of $1,000 per day, based upon need and actual usage.

         Mr. Bassett is a party to a consulting agreement with the Company. Mr. Bassett's agreement provided a retainer of $1,500 per month for a one-year term beginning on May 1, 1997. The agreement was amended on January 1, 1998 to a daily fee arrangement of $1,000 per day, based upon need and actual usage.

         During 1997, the Compensation Committee did not include any member of the Board of Directors who at that time served as an officer or employee of the Company. During 1997, no executive officer of the Company served as a member of the board of directors of any entity which had executive officers who served on the Company's Board of Directors during that year.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See "Compensation Committee Interlocks and Insider Participation" for disclosure regarding "Certain Relationships and Related Transactions."

EXECUTIVE OFFICER COMPENSATION

                      TABLE I - SUMMARY COMPENSATION TABLE

         The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the two most highly compensated executive officers other than the Chief Executive Officer who earned more than $100,000 during 1997. Such executive officers are hereinafter referred to as the Company's "Named Executive Officers."

                                            SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                  ANNUAL COMPENSATION                SECURITIES
                                        ----------------------------------------     UNDERLYING
                                                                    OTHER ANNUAL      OPTIONS        ALL OTHER
NAME AND PRINCIPAL POSITION(S)   YEAR      SALARY        BONUS      COMPENSATION   (# OF SHARES)   COMPENSATION
------------------------------   ----   ----------     ---------    ------------   -------------   ------------
John A. Koehler                  1997   $189,893(1)    $ 75,000           --           50,000       $ 50,190(2)
  Chief Executive Officer and    1996   $175,000(3)    $ 89,583(4)        --           25,000       $ 56,979(5)
  President                      1995   $164,615(6)    $ 75,000(7)        --             --         $  2,150(8)

Jerrel W. Kee                    1997   $159,917(9)    $ 50,000           --           40,000       $  1,341(10)
  Senior Vice President          1996   $150,000(11)   $ 86,193(12)       --           10,000       $  1,275(13)
  and Chief Financial Officer    1995   $121,731(14)   $ 75,000(15)       --           33,333       $  1,557(16)

L. James Bradshaw                1997   $149,432       $ 70,951       $ 57,750(17)     75,000       $ 62,318(18)
  Corporate Vice President and   1996   $120,000       $319,310(19)   $ 22,950(20)     20,000       $    140(21)
  General Manager -Enterprise    1995   $120,000       $ 34,178       $ 98,887(22)        --              --
  Business

James J. Macchiarola             1997   $149,779(28)   $ 42,000           --            60,000      $   1,751(24)
  Corporate Vice President and   1996   $117,846(25)   $ 30,000           --            10,000      $   1,163(26)
   General Manager-Operations    1995   $100,000(27)   $  5,000           --                        $     597(28)

---------
(1) Includes $8,546 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k) Retirement Plan (the "401(k)").
(2) Includes matching contributions to the Company's 401(k) ("Matching Contributions") of $1,212, life insurance premiums of $1,224 paid by the Company on behalf of the Named Executive Officer and $47,754 for reimbursement of moving expenses and related taxes in connection with the Named Executive Officer's relocation from Atlanta, Georgia to Clearwater, Florida.
(3) Includes $7,000 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k).
(4) Includes a $64,583 relocation allowance paid in connection with the relocation of the Company's corporate headquarters from Atlanta, Georgia to Clearwater, Florida.
(5) Includes Matching Contributions of $1,750, life insurance premiums of $741 paid by the Company on behalf of the Named Executive Officer and $54,488 for reimbursement of moving expenses in connection with the Named Executive Officer's relocation from Atlanta, Georgia to Clearwater, Florida.
(6) Includes $9,240 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k). This figure is greater than Mr. Koehler's base salary of $160,000, which took effect on February 15, 1995, due to a higher base salary of $200,000 from January 1, 1995 to February 14, 1995.
(7) Includes a $50,000 relocation allowance paid in connection with the relocation of the Company's corporate headquarters from Atlanta, Georgia to Clearwater, Florida.
(8) Includes Matching Contributions of $1,646 and life insurance premiums of $504 paid by the Company on behalf of the Named Executive Officer.
(9) Includes $9,500 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k).
(10) Includes Matching Contributions of $984 and life insurance premiums of $357 paid by the Company on behalf of the Named Executive Officer.
(11) Includes $9,500 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k).
(12) Includes a $61,193 relocation allowance paid in connection with the relocation of the Company's corporate headquarters from Atlanta, Georgia to Clearwater, Florida.
(13) Includes Matching Contributions of $918 and life insurance premiums of $357 paid by the Company on behalf of the Named Executive Officer.
(14) Includes $9,702 deferred at the election of the Named Executive Office pursuant to the Company's 401(k).
(15) Includes a $50,000 relocation allowance paid in connection with the relocation of the Company's corporate headquarters from Atlanta, Georgia to Clearwater, Florida.

(16) Includes Matching Contributions $1,217 and life insurance premiums of $340 paid by the Company on behalf of the Named Executive Officer.
(17)     Includes commissions earned from sales and lease revenues.
(18) Includes life insurance premiums of $189 paid by the company on behalf of the Named Executive Officer and $62,129 for reimbursement of moving expenses and related taxes in connection with Named Executive Officer's relocation from Chicago, Illinois to Clearwater, Florida.
(19) Includes $203,943 paid by the Company in connection with the acquisition of TechNet and $115,367 pursuant to the 1996 sales bonus plan of the Company.
(20)     Includes commissions earned from sales and lease revenues.
(21) Includes life insurance premiums of $140 paid by the company on behalf of the Named Executive Officer.
(22)     Includes commissions earned from sales and lease revenues.
(23) Includes $9,500 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k).
(24) Includes Matching Contributions of $1,298 and life insurance premiums of $453 paid by the company on behalf of the Named Executive Officer.
(25) Includes $9,500 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k).
(26) Includes Matching Contributions of $710 and life insurance premiums of $453 paid by the company on behalf of the Named Executive Officer.
(27) Includes $6,346 deferred at the election of the Named Executive Officer pursuant to the Company's 401(k).
(28) Includes Matching Contributions of $423 and life insurance premiums of $174 paid by the company on behalf of the Named Executive Officer.

                     TABLE II - OPTION GRANTS IN FISCAL 1997

         This table presents information regarding options granted to the Company's Named Executive Officers during fiscal 1997 to purchase shares of the Company's Common Stock. The Company has no outstanding stock appreciation rights ("SARs") and granted no SARs during fiscal 1997. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price of 5% and 10% from the date the options were granted over the full option term.





                                                         INDIVIDUAL GRANTS
                                     --------------------------------------------------------
                           NO. OF     % OF TOTAL                        POTENTIAL REALIZABLE
                         SECURITIES    OPTIONS      EXERCISE              VALUE AT ASSUMED
                         UNDERLYING   GRANTED TO    OR BASE             ANNUAL RATES OF STOCK
                           OPTIONS     EMPLOYEES     PRICE   EXPIRATION  PRICE APPRECIATION
NAME                       GRANTED    DURING YEAR  ($/SHARE)   DATE      FOR THE OPTION TERM
----                     ----------   -----------  --------- ----------  -------------------
                                                                            5%        10%
                                                                         --------  --------
John A. Koehler...........  50,000       9.2%       $ 7.00    3/3/2007   $220,113  $557,810
Jerrel W. Kee.............  40,000       7.3%       $ 7.00    3/3/2007   $176,090  $446,248
L. James Bradshaw.........  75,000      13.7%       $ 7.00    3/3/2007   $330,170  $836,715
James J. Macchiarola......  60,000      11.0%       $ 7.00    3/3/2007   $264,136  $669,372



               TABLE III - OPTION EXERCISES IN FISCAL 1997 AND
                      FISCAL 1997 YEAR-END OPTION VALUES

         None of the Company's Named Executive Officers exercised any stock options during fiscal 1997. The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1997. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $6.00 which was the closing sales price of a share of Common Stock reported by the Nasdaq National Market on December 31, 1997 (the last trading day prior to the end of the Company's fiscal year).


                                                                  NUMBER OF
                                                                 SECURITIES
                                                                 UNDERLYING
                                                                 UNEXERCISED                    VALUE OF UNEXERCISED
                          SHARES                                 OPTIONS AT                         IN-THE-MONEY
NAME                     ACQUIRED                                YEAR-END (#)                   OPTIONS AT YEAR-END(1)
----                    ON EXERCISE      VALUE           ----------------------------      -------------------------------
                            (#)        REALIZED ($)      EXERCISABLE    UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
                        -----------    ------------      -----------    -------------      -----------       -------------
John A. Koehler            0               0               8,750         66,250            $     0(2)         $      0(2)
Jerrel W. Kee              0               0              65,167         84,833            $340,000           $210,000
L. James Bradshaw          0               0              31,000        104,000            $210,000           $      0
James J. Macchiarola       0               0              18,000         82,000            $ 70,000           $ 52,500

---------------------------
(1) The value of unexercised in-the-money options at December 31, 1997 is calculated as follows: [(Per Share Closing Sales Price on December 31,
         1997) - (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The closing sales price reported by the Nasdaq National Market of the Company's Common Stock for December 31, 1997 was $6.00 per share.
(2) The per share value of the exercised and unexercised options at December 31, 1997 is above the closing sales price reported by the Nasdaq National Market of the Company's Common Stock for December 31, 1997 of $6.00 per share.

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

         Mr. Koehler has executed a Non-Competition and Non-Disclosure Agreement with the Company. Under the terms of the agreement, if Mr. Koehler is terminated without cause (as defined in the agreement), he shall receive six months severance pay at his base salary. The agreement requires Mr. Koehler to keep confidential any confidential or proprietary information or trade secrets of the Company. All items prepared by Mr. Koehler, or which are disclosed to or come into the possession of him, remain the sole and exclusive property of the Company. Mr. Koehler must deliver the originals and all copies of such items that are in his possession, custody or control, and any other property belonging to the Company, to the Company upon request. Pursuant to the Agreement, Mr. Koehler assigns to the Company and its successors, assigns or designees all of his rights to any invention, patent, trademark, copyright, code, program, system or method that he develops during the course of his employment or with the use of the Company's time, materials or facilities. The agreement also prohibits Mr. Koehler from soliciting customers or employees of the Company on his own behalf or in the service or on behalf of others.

STOCK PERFORMANCE GRAPH

         The following indexed line graph indicates the Company's total return to shareholders from December 14, 1995, the date on which the Company's Common Stock began trading on the Nasdaq National Market, to December 31, 1997, as compared to the total return for (i) the Nasdaq Stock Market - US Index; and
(ii) a peer group of six competitors of the Company that are also traded on the Nasdaq Stock Market for the same period. The Company has decided to introduce the peer group of six competitors to its Stock Performance Graph to better reflect the performance of the Company's Common Stock against similar companies in its industry. The calculations in the graph assume (a) an $100 investment on December 14, 1995, in each of the Company's Common Stock and each index and (b) dividend reinvestment.

                                            CUMULATIVE TOTAL RETURN
                                   -----------------------------------------
                                   12/14/95    12/31/95   12/31/96  12/31/97
                                   --------    --------   --------  --------
Techforce Corp  TFRC                 100          80         68        55
PEER GROUP                           100         103         89        88
NASDAQ STOCK MARKET (U.S.)           100         101        125       153

        PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1998, and has directed that such appointment be submitted to shareholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent auditors of the Company since 1994 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider the appointment.

         Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY


                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the Shares represented thereby in accordance with their best judgment.


                             SOLICITATION OF PROXIES

         The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. The Company has engaged American Stock Transfer & Trust Company to assist it in the proxy solicitation process and will pay such firm approximately $300 for its services (exclusive of postage fees). In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.


                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Any proposal that a shareholder may desire to have included in the Company's proxy materials for presentation at the 1999 annual meeting of shareholders must be received by the Company at its executive offices at 5741 Rio Vista Drive, Clearwater, Florida 33760, Attention: Mr. Jerrel W. Kee, on or prior to December 21, 1998.

                                  ANNUAL REPORT

         The Company's 1997 Annual Report to Shareholders (which is not part of the Company's proxy soliciting material) is being mailed to the Company's shareholders with this proxy statement.


                                          By order of the Board of Directors,



                                          John A. Koehler
                                          Chairman, President and
                                            Chief Executive Officer

Clearwater, Florida
April 20, 1998

--------------------------------------------------------------------------------


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             TECHFORCE CORPORATION

    The undersigned shareholder(s) of TechForce Corporation, a Georgia corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 20, 1998, and hereby appoints John A. Koehler and Jerrel W. Kee, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Shareholders of the Company to be held at 11:00 a.m. Eastern Standard Time on Wednesday, May 20, 1998 at the Company's headquarters, 5741 Rio Vista Drive, Clearwater, FL 33760 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse.

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)


--------------------------------------------------------------------------------

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF SHAREHOLDERS
                             TECHFORCE CORPORATION

                                 MAY 20, 1998





                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------

      PLEASE MARK YOUR
A [X] VOTE AS IN THIS
      EXAMPLE.

                FOR all nominees
             listed at right, except      WITHHOLD authority
               as indicated below           to vote for all
                                                                                                              FOR  AGAINST  ABSTAIN
(1)To elect the                                            NOMINEES:  William E. Bassett   (2) To ratify the  [ ]    [ ]      [ ]
nominees listed        [ ]                        [ ]                 Paul J. Fern             appointment of
at right to serve                                                     John A. Koehler          Arthur Andersen LLP as the
as directors of the Company for the ensuing year;                     Bertil D. Nordin         independent auditors of the Company
                                                                      Richard D. Tadler        for the fiscal year ended December
Instruction:  To withhold authority for any individual                                         31, 1998.
nominee, mark "FOR" above, and write the name of the
nominee or nominees as to whom you with to withhold                                        (3) In their discretion, to vote upon
authority in the space below:                                                                  such other matter or matters that
                                                                                               may properly come before the meeting
----------------------------------------------------                                           or any adjournment(s) or
                                                                                               postponement(s) thereof.

                                                                                           PLEASE COMPLETE, DATE, SIGN AND RETURN
                                                                                           THIS PROXY PROMPTLY.

                                                                                           THIS PROXY, WHEN PROPERLY EXECUTED, WILL
                                                                                           BE VOTED IN ACCORDANCE WITH THE
                                                                                           DIRECTIONS GIVEN BY THE UNDERSIGNED
                                                                                           SHAREHOLDER(S). IF NO DIRECTION IS MADE,
                                                                                           IT WILL BE VOTED FOR THE DIRECTOR
                                                                                           NOMINEES NAMED IN PROPOSAL (1) ABOVE, FOR
                                                                                           PROPOSAL (2) ABOVE AND AS THE PROXIES
                                                                                           DEEM ADVISABLE ON SUCH OTHER MATTERS AS
                                                                                           MAY COME BEFORE THE MEETING.


Signature                                                                                               Dated:                , 1998
          ---------------------------   --------------------------------------------------------------          --------------
                                        (SIGNATURE (IF HELD JOINTLY)    TITLE OR AUTHORITY (IF
                                                                             APPLICABLE)

NOTE:  Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title.
       Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person.